Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for January 2022

HOUSTON, Texas, January 21, 2022 – PNC Bank, National Association, as the successor trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $4,821,486.55 or $0.103446 per Unit, based primarily upon the reported production during the month of November 2021. The distribution is payable February 14, 2022, to the Unit Holders of record as of January 31, 2022.

For the production month of November 2021, the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), reported to the Trust net profits of $6,606,455 ($4,954,841 net royalty amount to the Trust).

Hilcorp reported $10,122,294 of revenue from the Subject Interests for the production month of November 2021. The reporting month of November 2021 includes an estimated $100,000 for non-operated income. For the Subject Interests, Hilcorp reported $3,515,839 of production costs during the production month of November 2021. Production costs consist of $2,168,502 of lease operating expenses, $1,316,130 of severance taxes and $31,207 of capital costs.

Based upon information Hilcorp provided to the Trust, gas volumes for the subject interests for November 2021 totaled 2,135,248 Mcf (2,372,498 MMBtu), as compared to 2,238,507 Mcf (2,487,230 MMBtu) for October 2021. Dividing revenues by production volume yielded an average gas price for November 2021 of $4.60 per Mcf ($4.14 per MMBtu), as compared to an average gas price for October 2021 of $4.35 per Mcf ($3.92 per MMBtu).

Hilcorp has informed the Trust that it has completed the implementation of its new accounting system. Hilcorp began reporting actual, instead of estimated, production for the June 2021 production month (corresponding to the August 2021 Trust reporting month) and that it intends to continue to report actual production going forward. The remaining months of non-operated revenue and non-operated severance tax actualizations for prior periods will be accounted for and reported in future distribution reports. At this time, the amount of these actualizations is unknown. The Trustee will coordinate with Hilcorp on the timing of any further actualizations and will communicate that timing to the Unit Holders.

The Trustee also continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit all payments made by Hilcorp to the Trust, including adjustments, actualizations, and recoupments. The Trustee continues to consult with outside counsel to review the rights of the Trust with respect to these matters and to evaluate any available potential legal remedies.

Contact: San	Juan Basin Royalty Trust

PNC Bank, National Association

PNC Asset Management Group

2200 Post Oak Blvd., Floor 18

Houston, TX 77056

website: www.sjbrt.com

e-mail: sjt@pnc.com

James R. Wilharm, Senior Vice President and Director of Trust Real Estate Services

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “intends,” “unknown,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.